Exhibit 99.1

Contacts:	Duane Reade Holdings, Inc.

John Henry

(212) 273-5746

SVP - Chief Financial Officer

Investors: Cara O’Brien/

Caren Barbara

Press: Diane Zappas

(212) 850-5600

FD

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. ANNOUNCES RESIGNATION

OF CHIEF MARKETING OFFICER

New York, NY – April 9, 2008 – Duane Reade Holdings, Inc. today announced that David D’Arezzo, Senior Vice President and Chief Marketing Officer, has resigned from the Company to assume a senior management position at a large southwest regional company. Mr. D’Arezzo’s resignation will be effective on April 17, 2008.

The Company has initiated a search to fill the Chief Marketing Officer position and will move swiftly to identify another high caliber executive to join the senior management team. Duane Reade’s strong merchandise and marketing teams will ensure a smooth transition and they will continue to execute the programs that have led to market leading sales performance.

Chairman and Chief Executive Officer John Lederer commented, “Dave has been a key contributor to our success over the last two years and the Company is well positioned largely due to his efforts to elevate our product offerings and strengthen the Duane Reade brand proposition. We thank him for his service to Duane Reade, as well as his leadership at an important time in the Company’s history, and wish him well in his new role.

“Our entire Company is focused on the future of Duane Reade and I look forward to working with the senior management team to build on our success and to accelerate our progress and improvement. Over the coming months we expect to further strengthen our market position through new store growth as well as a number of initiatives to expand and enhance our ability to serve the unique needs of our customers. We continue to be excited about the significant opportunities for our business.”

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and on-site photofinishing. As of December 29, 2007, the Company operated 242 stores. Duane Reade maintains a website at http://www.duanereade.com.

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